Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
June 27, 2007	Tony Davis 318.388.9525
tony.davis@centurytel.com

CenturyTel Announces Completion of $1 Billion Share Repurchase Program

MONROE, La… CenturyTel, Inc. (NYSE: CTL) has completed its $1 billion share repurchase program authorized by its board of directors in February 2006. Under the program, CenturyTel repurchased approximately 25.8 million shares of its common stock, or nearly 20 percent of shares outstanding at December 31, 2005, at an average price of $39.81 per share.

“CenturyTel’s strong balance sheet and solid cash flows provided the financial flexibility and liquidity to complete our $1 billion share repurchase program while also completing the $830 million acquisition of Madison River Communications Corp. earlier this year,” Glen F. Post, chairman and chief executive officer, said. “We are pleased to have been able to return nearly $1.8 billion to shareholders since early 2004 through the repurchase of approximately 45 million shares of our common stock and the payment of cash dividends.”

CenturyTel (NYSE: CTL) is a leading provider of communications, high speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks.  Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states.  Visit us at http://www.centurytel.com.

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